Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS	MEDIA
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

RITE AID COMPLETES OFFERING OF SENIOR NOTES DUE 2020

COMPANY ANNOUNCES RECEIPT OF REQUISITE CONSENTS IN PREVIOUSLY ANNOUNCED

TENDER OFFER FOR 8.625% SENIOR NOTES DUE 2015

COMPANY CALLS FOR REDEMPTION THE 8.625% SENIOR NOTES DUE 2015 THAT

REMAIN OUTSTANDING FOLLOWING COMPLETION OF TENDER OFFER

CAMP HILL, PA (February 27, 2012) — Rite Aid Corporation (NYSE: RAD) announced today that it has closed its previously announced offering of $481.0 million aggregate principal amount of 9.25% Senior Notes due 2020 (the “New Notes”).  The proceeds of the offering of the New Notes, together with available cash, are being used to fund Rite Aid’s cash tender offer (the “Tender Offer”) for any and all of its 8.625% Senior Notes due 2015 (CUSIP 767754BM5) (the “Old Notes”) and the related consent solicitation (the “Consent Solicitation”).

As part of the Tender Offer, Rite Aid solicited consents from the holders of the Old Notes for certain proposed amendments that would eliminate or modify certain covenants and events of default and other provisions contained in the indenture governing the Old Notes (the “Proposed Amendments”). Adoption of the Proposed Amendments required consents from holders of at least a majority in aggregate principal amount outstanding of the Old Notes. Rite Aid announced today that it has received the requisite consents in the Consent Solicitation to execute a supplemental indenture to effect the Proposed Amendments pursuant to its Offer to Purchase and Consent Solicitation Statement, dated February 14, 2012 (the “Offer to Purchase”).

As of midnight, Eastern Time, on February 24, 2012 (the “Consent Payment Deadline”), $404.8 million aggregate principal amount of the outstanding Old Notes (representing approximately 88.2% of the outstanding Old Notes) had been tendered.  Rite Aid has exercised its option to accept for payment and settle the Tender Offer with respect to Old Notes that were validly tendered at or prior to the Consent Payment Deadline (the “Early Settlement”). Such Early Settlement occurred today concurrently with the closing of the offering of the New Notes.

As a result of receiving the requisite consents, Rite Aid entered into a supplemental indenture, dated as of February 27, 2012, to the indenture governing the Old Notes to effect the Proposed Amendments.  The supplemental indenture became effective upon the Early Settlement of the Tender Offer.

The Tender Offer will expire at midnight, Eastern Time, on March 13, 2012, unless the Tender Offer is extended or earlier terminated (the “Expiration Date”). Under the terms of the Tender Offer, holders of Old Notes who validly tender their Old Notes after the Consent Payment Deadline but on or before the Expiration Date, and whose notes are accepted for purchase, will receive tender offer consideration of $996.25 per $1,000.00 in principal amount of Old Notes validly tendered plus accrued and unpaid interest from and including the most recent interest payment date, and up to, but excluding, the final settlement date, which is expected to occur the first business day following the Expiration Date.  Other than in the limited circumstances set forth in the Offer to Purchase, tenders of Old Notes may not be withdrawn and consents may not be revoked following the Consent Payment Deadline.

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Rite Aid today also delivered notice that it had called for redemption all of the Old Notes that remain outstanding following consummation of the Tender Offer at a price equal to 102.156% of their face amount, plus accrued and unpaid interest to, but not including, the date of redemption. Redemption of the remaining Old Notes is expected to occur on March 28, 2012.

Requests for documents relating to the Tender Offer and Consent Solicitation may be directed to Global Bondholder Services Corp., the Information Agent, at (866)-470-4300 or (212) 430-3774 (banks and brokers).  Citigroup is acting as Dealer Manager for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Old Notes nor is this announcement an offer or solicitation of an offer to sell any securities.  Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in the Offer to Purchase.  The Tender Offer and Consent Solicitation are made solely by means of the Offer to Purchase.

The New Notes are unsecured, unsubordinated obligations of Rite Aid Corporation and are guaranteed on an unsecured basis by substantially all of Rite Aid’s subsidiaries.  The New Notes and the related subsidiary guarantees were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.  The New Notes and the related subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Rite Aid Corporation is one of the nation’s leading drugstore chains with approximately 4,700 stores in 31 states and the District of Columbia and fiscal 2011 annual revenues of $25.2 billion.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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